Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Omnicom Group Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Non-Convertible Debt	3.850% Senior Notes due 2034	(1)	457(r)	706,860,000		$0.9987		$705,941,082.00	0.0001381	$97,490.46
Fees to be Paid	Other	Guarantee of Omnicom Group Inc.	(2)	Other		$		$			$0.00

Total Offering Amounts:									$705,941,082.00		97,490.46
Total Fees Previously Paid:
Total Fee Offsets:											0.00
Net Fee Due:											$97,490.46

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Offering Note(s)

(1)	€600,000,000 aggregate principal amount of 3.850% Senior Notes due 2034 will be issued. The Amount Registered and the Maximum Aggregate Offering Price is based on the euro/U.S. $ exchange rate of €1.00 = U.S. $1.1781 as of February 20, 2026, as announced by the U.S. Federal Reserve Board.
(2)	The notes issued by Omnicom Finance Holdings plc will be fully and unconditionally guaranteed, on an unsecured and unsubordinated basis, by Omnicom Group Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantee.